Filed Pursuant to Rule 433

Dated June 19, 2012

Registration Statement No. 333-162451

Relating to

Preliminary Prospectus Supplement Dated June 19, 2012 to

Prospectus dated October 13, 2009

DDR Corp.

4.625% Notes due 2022

Term sheet dated June 19, 2012

Issuer:	DDR Corp.

Security:	4.625% notes due 2022

Size:	$300,000,000 aggregate principal amount

Maturity Date:	July 15, 2022

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2013

Benchmark Treasury:	1.750% due May 15, 2022

Benchmark Treasury Yield and Price:	1.615%; 101-07+

Yield to Maturity:	4.865%

Spread to Benchmark Treasury:	T+325 basis points

Coupon (Interest Rate):	4.625% per year

Price to Public:	98.104% of principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	June 19, 2012

Settlement Date:	T+3; June 22, 2012

Redemption Provision:	Make whole call based on U.S. Treasury plus 50 basis points (0.50%); provided, that if redeemed 90 days or fewer prior to the maturity date, redeemed at par

CUSIP/ISIN:	23317H AA0/US23317HAA05

Expected Ratings (Moody’s/S&P/Fitch):	Baa3 (stable)/BB+ (positive)/BB+ (stable)

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
RBS Securities Inc.
UBS Securities LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC
Capital One Southcoast, Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	FTN Financial Securities Corp.
ING Financial Markets LLC
The Huntington Investment Company
Moelis & Company LLC
Scotia Capital (USA) Inc.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling or emailing Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or prospectus.CPDG@db.com, or by calling RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884.

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